Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of AvalonBay Communities, Inc. for the registration of common stock and to the incorporation by reference therein of our reports dated February 27, 2026, with respect to the consolidated financial statements of AvalonBay Communities, Inc. and the effectiveness of internal control over financial reporting of AvalonBay Communities, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

April 28, 2026